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Exhibit 99.6


          MIV THERAPEUTICS INC. LISTED ON THE FRANKFURT STOCK EXCHANGE

MIV Therapeutics Inc. (MIVT.OB:OTC BB) is pleased to announce the Company's listing application has met all admission requirements and its Regulation S stock has been accepted for listing on the Frankfurt Stock Exchange (Frankfurt
WKN: 911285, MIV1.FSE ). MIVT will continue to trade on the NASDAQ OTC Bulletin Board.

Mr. Alan Lindsay, Chairman, President and CEO of MIV Therapeutics stated, "The Frankfurt Exchange has the highest transparency standards in Europe and is one of the world's largest trading centres for securities. This increases our exposure to a Pan-European platform and opens the door wider to institutional interest in our Company and its technology.

Mr. Lindsay added, "We recognize the importance of the European Community where we have already established an awareness of MIV Therapeutics Inc. MIVT was recently profiled on Prime-Time EuroNews TV and had Swiss independent research analysis coverage initiated last month."

MIVT recently announced significant milestones. The first was the success of an independent animal trial of its unique hydroxyapatite (HAp) stent coating. The trial, "Thrombogenicity Assay in Dogs", was performed by the Toxikon Corporation in Bedford, Massachusetts to evaluate blood-clotting. When blood contacts biological foreign material it triggers blood platelet activation that can eventually lead to thrombosis (blood-clotting). These clots can result in the blockage of vessels at the implant location or be released into the patient's blood stream, where they can obstruct distant blood vessels, potentially leading to strokes or even death. On Sept 24, MIVT announced the achievements of its government assisted Research & Development program. "Functionally Gradient Calcium Phosphate Coatings for Stents".

ABOUT MIV THERAPEUTICS

MIV Therapeutics is developing a new generation of biocompatible stent coatings and drug-delivery technologies using HAp non-polymer technology. The Company's business objective is to be a leader in coating technologies and drug-delivery devices for both cardiovascular and non-vascular disorders.

MIV's manufacturing facility maintains a comprehensive QA (Quality Assurance) system which meets the guidelines of ISO 9001 (1994) and ISO 13485 (1996) requirements, complies with applicable FDA guidelines and GMP requirements. MIV has also developed a line of proprietary coronary stents and is capable of private label manufacturing and out-sourcing.

Please visit the www.mivtherapeutics.com website for further information on the milestones listed above and for access to English and German versions of the SISM research report.

 Daniel Byrne
 Investor Relations
 dbyrne@mivtherapeutics.com
 (888) 998-8886

 Product inquiries and business opportunities:
 Arc Rajtar
 arajtar@mivi.ca
(604) 301-9545 ext 22

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE INDICATED BY WORDS OR PHRASES SUCH AS "IMPORTANCE", "MILESTONES", "SIGNIFICANT", "SUCCESS", "NEW GENERATION", "ACHIEVEMENTS" AND "UNIQUE". THESE STATEMENTS ARE MADE UNDER "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DESCRIBED IN FORWARD-LOOKING STATEMENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES. SEE THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING, WITHOUT LIMITATION, THE COMPANY'S RECENT FORM 10-K AND FORM 10-QS, WHICH IDENTIFY SPECIFIC FACTORS THAT MAY CAUSE ACTUAL RESULTS OR EVENTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS.